Exhibit 10.11

Consulting Services Agreement

        This Consulting Services Agreement is made as of the 1st day of October, 2007 between Industrial Minerals, Inc. a company incorporated under the laws of the State of Delaware, having a business address at 2904 South Sheridan Way, Suite 100, Oakville, Ontario, Canada L6J 7L7 (“IMI”), and Mr. Cam Birge, Businessman, having an address at: P.O. Box 415, Shawnigan Lake, B.C. Canada VOR 2WO (the “Consultant”).

        WHEREAS, the Consultant has experience in shareholder relations, and corporate communications;

        AND WHEREAS, IMI requires such expertise for the Company which trades on the Over-the-Counter Market and the Consultant desires to provide consulting services to IMI, as hereinafter set out;

        NOW, THEREFORE, in consideration of the mutual covenants and provisions herein contained, the Consultant and IMI agree as follows:

1.	Consulting Services.

               Consultant shall as and when requested by IMI during reasonable business hours, furnish the Company with his best advice, information, judgment and knowledge with respect to shareholder questions and concerns, and having particular focus on keeping them informed regarding the publicly disclosed activities of the Corporation.

2.	Conduct of Services.

               Consultant shall dedicate such reasonable time and efforts as may be required in order to fulfil its obligations hereunder. The Consultant represents and warrants to IMI that it shall provide the services described herein in a cooperative fashion, promptly, efficiently in accordance with standards of quality acceptable to IMI acting reasonably, and in a good and workmanlike manner.

3.	Consultant’s Remuneration and Expenses.

               In consideration of the satisfactory performance by the Consultant of its obligations set out in this Consulting Services Agreement IMI shall: (a) pay the Consultant $2,000.00 per month during the term of this Consulting Services Agreement.

               In addition, the Consultant shall be reimbursed for its expenses reasonably and properly incurred in performing its services hereunder, provided always that such expenses have been approved in advance by IMI. The Consultant shall be solely responsible for any and all payments or deductions required to be made respecting unemployment insurance, workmen’s compensation, income tax, pension plans and such other similar pay list deductions or payments.

4.	Term and Termination.

               This Consulting Services Agreement shall be in force and effect from October 1, 2007 and shall continue for a period of 2 years, or until terminated by IMI by ten (10) days prior written notice given to the Consultant, whereupon this Consulting Services Agreement shall terminate on the expiration of the notice period and thereafter no longer be of any force or effect.

5.	Independent Contractor.

               This is an Agreement for the performance of a service and the Consultant is engaged by IMI as an independent contractor for the sole purpose of providing a service. The Consultant is not engaged as a coventurer, partner, agent or employee of IMI and no act or omission by the Consultant shall in any way obligate or be binding upon IMI.

6.	Non-Solicitation.

               Consultant covenants and agrees that at all times during Consultant’s period of engagement with IMI, and for a period of one (1) year after the date of termination of Consultant’s engagement, Consultant will not directly or indirectly (i) induce any customers of IMI or corporations affiliated with IMI to patronize any similar business which competes with IMI; (ii) canvass, solicit or accept any similar business from any customer of IMI; (iii) directly or indirectly request or advise any customers of IMI or corporations affiliated with IMI to withdraw, curtail or cancel such customer’s business with IMI; (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of any of the customers of IMI or corporations affiliated with IMI; or (v) directly or indirectly request, solicit, invite, suggest or entice any employees of IMI or its affiliates to leave their employment with IMI or its affiliated companies.

7.	Non-Disparagement.

               Consultant covenants and agrees that Consultant shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of IMI, its management, or of management of corporations affiliated with IMI.

8.	Protected Information.

               Consultant recognizes and acknowledges that Consultant will have access to various confidential or proprietary information concerning IMI and corporations affiliated with IMI of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the “Protected Information”). Consultant therefore covenants and agrees that Consultant will not at any time, either while engaged by IMI or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by IMI) any of the Protected Information.

9.	Intellectual Property.

               All original works of authorship that result from the performance by Consultant of his duties hereunder are and will be and will remain the sole and exclusive property of the IMI. Consultant, at the IMI’s request and sole expense, will assign to the IMI in perpetuity all intellectual property rights that he may have in such works of authorship. Such assignment shall be done by documents as prepared by IMI. Should IMI elect to register claims of copyright to any such works of authorship, Consultant will, at the expense of IMI, do such things, sign such documents and provide such reasonable cooperation as is necessary for IMI to register such claims, and obtain, protect, defend and enforce such proprietary rights. Consultant shall have no right to use any trademarks or proprietary marks of IMI without the express, prior written consent of IMI regarding each use.

10.	Applicable Law.

               This Agreement and the rights and obligations of the parties shall be governed by the laws in force in the Province of Ontario, and the parties hereby attorn to the jurisdiction of the courts of the Province of Ontario. In the event a dispute between the parties arises which they cannot resolve, then the matter may be referred by either party to arbitration in Toronto, Ontario under the provisions of the Arbitration Act, 1991 S.O. 1991, c.17. The parties shall select a single arbitrator to act as the arbitrator, and the arbitration determination shall be final and binding upon the parties.

               In witness whereof the parties hereto have duly signed and executed this Consulting Services Agreement.

___________________________________ Witness	Mr. Cam Birge: ) ) ) /s/ Cam Birge Cam Birge Industrial Minerals, Inc. By: /s/ David J. Wodar David J. Wodar, President

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